Exhibit 21.1

Dover Motorsports, Inc.

Subsidiaries of Registrant at December 31, 2015

Dover International Speedway, Inc.

Nashville Speedway, USA, Inc.

Midwest Racing, Inc.

Gateway International Motorsports Corporation